For Immediate Release

Contact:                      James R. Moore
Urstadt Biddle Properties Inc.
203 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter of 2008 Results

Greenwich, Connecticut, March 7, 2008 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its results for the first quarter ended January 31, 2008.

Diluted Funds from Operations (FFO) for the first quarter of fiscal 2008 was $7,975,000 or $0.32 per Class A Common share and $0.29 per Common share, compared to $8,145,000 or $0.32 per Class A Common share and $0.29 per Common share in last year’s first quarter.

Net income applicable to Class A Common and Common stockholders was $4,492,000 or $0.18 per diluted Class A Common share and $0.16 per diluted Common share in the first quarter of fiscal 2008 compared to $4,813,000 or $0.19 per diluted Class A Common share and $0.17 per diluted Common share in the same quarter last year.

Rental revenues from same properties were lower this quarter from a decrease in tenant expense recoveries compared to a year ago.  Base rents increased slightly this quarter from higher rental rates on recent lease renewals and new leases.  Recent property acquisitions also increased revenues this quarter by $483,000.  At January 31, 2008 overall occupancy at the core properties was 94.2%, an increase of 1% from the year ago period.

Shortly after the close of the first quarter the Company completed a new $50 million Unsecured Credit Facility with two major banks that will provide the Company with adequate financing to advance its strategic plan to acquire retail properties in the northeast.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “While the property acquisition market remains very competitive, we continue to pursue opportunities in our target region of Westchester and Putnam Counties in New York, Fairfield County, Connecticut and northern New Jersey.  During the first quarter, we completed the acquisition of a single tenant 20,000 sf retail property in Waldwick, New Jersey at a cost of $6.3 million.  The property is net leased under a long-term lease arrangement to Rite Aid.  Shortly after the close of the first quarter, we purchased two bank branch buildings in Westchester County, New York at a cost of approximately $2.3 million.  The buildings, which are currently vacant, are expected to be re-leased to other banks or retailers.  We have several other retail properties under negotiation and are optimistic that we will be able to complete the acquisition of one or more of these properties shortly.”

UBP is a self-administered real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity.  UBP owns or has interests in forty-two (42) properties containing 3.7 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2008 results
 (in thousands, except per share data)

	Three Months Ended January 31,
	2008	2007
Revenues
Base rents	$14,742	$14,486
Recoveries from tenants	4,465	4,610
Lease termination income	58	-
Mortgage interest and other	166	36
Total Revenues	19,431	19,132

Operating Expenses
Property operating	3,063	2,999
Property taxes	2,825	2,591
Depreciation and amortization	3,493	3,265
General and administrative	1,484	1,280
Directors' fees and expenses	75	72
Total Operating Expenses	10,940	10,207

Operating Income	8,491	8,925
Non-Operating Income (Expense):
Interest expense	(1,749)	(1,955)
Interest, dividends and other investment income	95	110
Minority interests	(9)	(47)
Income from Continuing Operations before Discontinued Operations	6,828	7,033

Income from Discontinued Operations	-	116

Net Income	6,828	7,149
Preferred stock dividends	(2,336)	(2,336)

Net Income Applicable to Common and Class A Common Stockholders	$4,492	$4,813

Diluted Earnings Per Share:
Per Common Share:
Income from continuing operations	$.16	$.17
Income from discontinued operations	$-	$-
Net Income Applicable to Common Stockholders	$.16	$.17

Per Class A Common Share:
Income from continuing operations	$.18	$.19
Income from discontinued operations	$-	$-
Net Income Applicable to Class A Common Stockholders	$.18	$.19
Dividends Per Share:
Common	$.2150	$.2075
Class A Common	$.2375	$.2300

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	7,227	7,316
Class A Common and Class A Common Equivalent	18,585	18,719

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2008 results
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2008	2007
Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:

Net Income Applicable to Common and Class A Common Stockholders	$4,492	$4,813

Plus: Real property depreciation	2,677	2,583
Amortization of tenant improvements and allowances	655	561
Amortization of deferred leasing costs	142	141
Minority interest	9	47

Funds from Operations Applicable to Common and Class A Common Stockholders	$7,975	$8,145

Funds from Operations (Diluted) Per Share:
Class A Common	$.32	$.32
Common	$.29	$.29